Exhibit 15
November 1, 2005
The Board of Directors
Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, AR 72919
We are aware of the incorporation by reference in the Beverly Enterprises, Inc. Registration Statements on Form S-3 (Nos. 333-109663, 333-52708) and Form S-8 (Nos. 333-117113, 333-117112, 333-113892, 333-101318, 333-87290, 333-66018, 333-66026, 333-42131, 333-41669, 333-41671, 333-41673) of our report dated November 1, 2005 relating to the unaudited condensed consolidated interim financial statements of Beverly Enterprises, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2005.

/s/ Ernst & Young